Exhibit 99.1

AMRI Announces Fourth Quarter and Full Year 2015 Results

and Provides 2016 Outlook

Albany, NY (February 17, 2016) – AMRI (NASDAQ: AMRI) today reported financial and operating results for the fourth quarter and full year ended December 31, 2015 and provided an outlook for 2016.

•	Fourth quarter total revenue of $126.4 million, up 46% from 2014; Full year total revenue of $402.4 million, up 45%
•	Fourth quarter adjusted contract margins expand to 30%; Full year adjusted contract margins of 26%
•	Fourth quarter adjusted EBITDA of $26.7 million; Full year adjusted EBITDA of $75.2 million
•	Fourth quarter adjusted diluted EPS of $0.40; Full year adjusted diluted EPS of $0.96
•	2016 Revenue expected to be between $465 to $490 million
•	2016 Adjusted EPS expected to be between $1.00 and $1.10 per diluted share

"Adjusted contract margins” and “Adjusted diluted EPS" are Non-GAAP measurements. See discussion under the heading "Non-GAAP Adjustment Items" in this release.

"Strong performances in each of our businesses led us to finish 2015 with total revenue increasing 45% and adjusted contract margins expanding to 26% for the year,” said William S. Marth, AMRI’s president and chief executive officer. “Our strong performance demonstrates the effectiveness of our strategy to grow both organically and inorganically, create sustainable revenue and EBITDA, and provide valuable and differentiating services and products for our customers.

2015 was a transformative year for AMRI. We significantly expanded our capabilities in API and drug product and added valuable analytical and testing expertise that our customers are looking for in an increasingly complex regulatory and legal environment. In addition, we expanded our discovery service offerings and continue to advance development programs that will provide us new revenue opportunities.

We have built a sustainable platform for our business and as we enter 2016, we have more visibility on our business than we have ever had in our past. Our priority will be to maximize the value of our acquisitions, continue to drive organic and inorganic growth and deliver the quality, reliable and innovative services and products our customers demand.”

Fourth Quarter 2015 Results

Total revenue for the fourth quarter of 2015 was $126.4 million, an increase of 46% compared to total revenue of $86.6 million reported in the fourth quarter of 2014.

Total contract revenue for the fourth quarter of 2015 was $123.0 million, an increase of 52% compared to contract revenue of $80.7 million reported in the fourth quarter of 2014. Adjusted contract margins were 30% for the fourth quarter of 2015, compared with 23% for the fourth quarter of 2014. Margins benefited from recent acquisitions, product mix within the Drug Product segment and the impact of cost reduction initiatives and facility optimization activities.

Royalty revenue in the fourth quarter of 2015 was $3.4 million, a decrease of 43% from $5.9 million in the fourth quarter of 2014, due primarily to lower royalties on Allegra (fexofenadine) products which have ended based on the expiration of the underlying patents. Royalty revenue for the fourth quarter of 2015 includes royalties from the net sales of certain amphetamine salts sold by Actavis and royalties from an API sourced from Spain.

Adjusted EBITDA in the fourth quarter of 2015 was $26.7 million, an increase of 51% from $17.7 million in the fourth quarter 2014.

Net income under U.S. GAAP was $1.8 million, or $0.05 per diluted share, in the fourth quarter of 2015, compared to U.S. GAAP net loss of $(1.9) million, or $(0.06) per share for the fourth quarter of 2014. Net income on an adjusted basis in the fourth quarter of 2015 was $14.1 million, or $0.40 per diluted share, compared to adjusted net income of $9.3 million or $0.28 per diluted share in 2014. For a reconciliation of U.S. GAAP net income (loss), EBITDA and earnings (loss) per diluted share to adjusted net income, EBITDA and earnings per diluted share for the 2015 and 2014 reporting periods, please see Tables 2 and 3 at the end of this press release.

Full Year 2015 Results

Total revenue for the year ended December 31, 2015 was $402.3 million, an increase of 45% compared to total revenue of $276.6 million for the same period in 2014.

Total contract revenue for the full year 2015 was $384.7 million, an increase of 53% compared to contract revenue of $250.7 million for 2014. Adjusted contract margins were 26% for the full year 2015, compared to 20% in 2014.

Royalty revenue for the full year 2015 was $17.6 million, a decrease of 32% from $25.9 million in 2014. Adjusted EBITDA for the full year 2015 was $75.2 million, an increase of 50% from $50.0 million in 2014.

Net loss under U.S. GAAP for the full year 2015 was $(2.3) million, or $(0.07) per diluted share, compared to U.S. GAAP net loss of $(3.3) million, or $(0.10) per diluted share in 2014. Net income on an adjusted basis in the full year 2015 was $33.0 million or $0.96 per diluted share, compared to adjusted net income of $21.1 million or $0.65 per diluted share in 2014, an increase of 48%. Adjusted net income in 2015 includes an $7.2 million decline in royalty income and $20.0 million of income from operations acquired during 2015.

For a reconciliation of U.S. GAAP net income (loss), EBITDA and earnings (loss) per diluted share as reported to adjusted net income, EBITDA and earnings per diluted share for the 2015 and 2014 reporting periods, please see Tables 2 and 3 at the end of this press release.

Segment Results

Drug Discovery Services (DDS)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Unaudited; $ in thousands)	2015	2014	2015	2014

DDS Contract Revenue	$24,209	$19,389	$89,973	$74,612
Cost of Contract Revenue	17,572	15,010	66,508	60,101
Contract Gross Profit	6,637	4,379	23,465	14,511
Contract Gross Margin	27.4%	22.6%	26.1%	19.4%

Adjusted Contract Gross Profit (1) (2)	7,093	4,537	25,083	15,043
Adjusted Contract Gross Margin (1) (2)	29.3%	23.4%	27.9%	20.2%

(1) Refer to Table 1 included in this release for the reconciliation of U.S. GAAP contract gross profit and contract gross margin to adjusted contract gross profit and adjusted contract gross margin as a percentage of contract revenue.

(2) A portion of the 2014 amounts were reclassified from DDS to API to better align business activities within our reporting segments.

Discovery and Development Services (DDS) contract revenue for the fourth quarter of 2015 increased $4.8 million or 25% compared to the fourth quarter of 2014, primarily due to $4.2 million of incremental revenue from the acquisition of SSCI in February 2015. DDS adjusted gross margins increased 6 percentage points in the fourth quarter of 2015, driven by margins realized on SSCI revenues and higher capacity utilization resulting from previous cost reduction initiatives.

For the full year 2015, DDS contract revenue increased $15.4 million or 21% primarily due to $14.9 million of incremental SSCI revenues. DDS adjusted gross margins increased 8 percentage points, driven by the margins realized on SSCI revenues, as well as the benefits of cost reduction initiatives and facility optimization.

Active Pharmaceutical Ingredients (API)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Unaudited; $ in thousands)	2015	2014	2015	2014

API Contract Revenue	$70,867	$46,556	$204,868	$146,474
Cost of Contract Revenue	54,243	34,672	154,670	114,171
Contract Gross Profit	16,624	11,884	50,198	32,303
Contract Gross Margin	23.5%	25.5%	24.5%	22.1%

Adjusted Contract Gross Profit (1) (2)	21,739	12,136	59,200	32,821
Adjusted Contract Gross Margin (1) (2)	30.7%	26.1%	28.9%	22.4%

(1) Refer to Table 1 included in this release for the reconciliation of U.S. GAAP contract gross profit and contract gross margin to adjusted contract gross profit and adjusted contract gross margin as a percentage of contract revenue.

(2) A portion of the 2014 amounts were reclassified from DDS to API to better align business activities within our reporting segments.

API contract revenue for the fourth quarter of 2015 increased $24.3 million or 52% compared to the third quarter of 2014 primarily due to $23.6 million of incremental revenue from the acquisition of Gadea Pharmaceuticals in July 2015. API adjusted contract margin for the fourth quarter of 2015 increased 5 percentage points, driven by the margins realized on Gadea’s revenues, offset by product mix within the business.

For the full year 2015, API contract revenue increased $58.4 million or 40%, due to $41.4 million of incremental revenue from the acquisition of Gadea, as well as organic growth in our business. API adjusted gross margins increased 7 percentage points in 2015, due to the addition of Gadea and the mix of business within the segment.

Drug Product Manufacturing (DPM)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Unaudited; $ in thousands)	2015	2014	2015	2014

DPM Contract Revenue	$27,956	$14,767	$89,897	$29,619
Cost of Contract Revenue	20,701	16,449	74,349	34,921
Contract Gross Profit (Loss)	7,255	(1,682)	15,548	(5,302)
Contract Gross Margin	26.0%	-11.4%	17.3%	-17.9%

Adjusted Contract Gross Profit (1)	7,827	1,823	16,921	1,549
Adjusted Contract Gross Margin (1)	28.0%	12.3%	18.8%	5.2%

(1) Refer to Table 1 included in this release for the reconciliation of U.S. GAAP contract gross loss and contract gross margin to adjusted contract gross profit (loss) and adjusted contract gross margin as a percentage of contract revenue.

Drug Product Manufacturing contract revenue for the fourth quarter of 2015 increased $13.2 million or 89% compared to the fourth quarter 2014, and includes $4.1 million of revenue from the Glasgow facility that was acquired in January 2015 and increased commercial product and services revenue in our existing businesses. Drug Product adjusted contract margins for the fourth quarter of 2015 increased 16 percentage points, reflecting increased contribution from the Burlington facility and the addition of the Glasgow business.

For the full year 2015, Drug Product contract revenue increased $60.3 million, due primarily to increased commercial product and services revenue and the addition of $15.6 million in revenue from Glasgow. Drug Product adjusted gross margins improved 14 percentage points, due primarily to the addition of the Glasgow business and increased profitability at our Burlington facility.

Liquidity and Capital Resources

At December 31, 2015, AMRI had cash, cash equivalents and restricted cash of $52.3 million, compared to $82.4 million at September 30, 2015. The decrease in cash and cash equivalents for the quarter ended December 31, 2015 was primarily due to the use of $54 million for the acquisition of Whitehouse Laboratories in December 2015 and $12.3 million in capital expenditures, offset by a $30 million draw on our line of credit to partially fund the Whitehouse Labs acquisition and cash generated by operating activities of $5.0 million.

At December 31, 2015, total debt was $421.5 million and proforma debt to trailing EBITDA ratio was 4.3 times. Total common shares outstanding, net of treasury shares, were 35,617,218 at December 31, 2015.

Financial Outlook

AMRI’s guidance takes into account a number of factors, including expected financial results for 2016, anticipated tax rates and shares outstanding. Please refer to the investor presentation included on the Investor Relations page of our website at: ir.amriglobal.com for further information on our full year 2016 guidance.

AMRI estimates the following for full year 2016:

•	Full Year 2016 revenue of $465 to $490 million, an increase of 19% at the midpoint, including
o	DDS revenue growth of over 20% to approximately $104 million*
o	API revenue growth of 27% to approximately $260 million
o	Drug Product revenue growth of 8% to approximately $105 million*
•	Adjusted contract margin of approximately 30%
•	Adjusted selling, general and administrative expenses of approximately 15% of revenue
•	R&D of approximately $9 million
•	Adjusted EBITDA between $91 and $97 million, an increase of 25% at the midpoint
•	Adjusted diluted EPS is expected to be between $1.00 and $1.10, based on an average fully diluted share count of between 37 and 38 million shares
•	Effective tax rate of between 29% and 30%
•	Capital expenditures of approximately $45 million

*The 2016 forecast for DDS and Drug Product reflects $6.9 million in revenue that has been reclassed from 2015 DDS revenue to Drug Product. This is largely related to analytical services work previously booked in development services which directly supports our finished Drug Product activities.

Fourth Quarter and Full Year 2015 Results Conference Call

AMRI will host a conference call and webcast today at 8:30 a.m. ET to discuss fourth quarter 2015 results. The conference call can be accessed by dialing (866) 208-5728 (domestic calls) or (224) 633-1279 (international calls) at 8:20 a.m. ET and entering passcode 37056515. The webcast and supplementing slides can be accessed on the company’s website at www.amriglobal.com.

A replay of the conference call can be accessed for 24 hours at (855) 859-2056 (domestic calls) or (404) 537-3406 (international calls) and entering passcode 75749093. Replays of the webcast can also be accessed for up to 90 days after the call via the investor area of the company’s website at http://ir.amriglobal.com.

About AMRI

Albany Molecular Research Inc. (AMRI) is a global contract research and manufacturing organization that has been working with the Life Sciences industry to improve patient outcomes and the quality of life for more than two decades. With locations in North America, Europe and Asia, our key business segments include Discovery and Development Services (DDS), Active Pharmaceutical Ingredients (API), and Drug Product Manufacturing (DPM). Our DDS segment provides comprehensive services from hit identification to IND, including expertise with diverse chemistry, library design and synthesis, in vitro biology and pharmacology, drug metabolism and pharmacokinetics, as well as natural products. API supports the chemical development and cGMP manufacture of complex API, including potent and cytotoxic compounds, controlled substances, steroids, hormones, and sterile API. DPM supports development through commercial scale production of complex liquid-filled and lyophilized parenterals, sterile suspensions and ophthalmic formulations

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue, contract revenue, adjusted EBITDA, adjusted diluted earnings per share, and all information and other statements regarding the estimates of results and financial outlook for 2016, statements made by the company's Chief Executive Officer, and statements under the caption “Financial Outlook”, statements regarding the strength of the company’s business and prospects, statements regarding the impact of recent acquisition activity, and statements concerning the company’s momentum and long-term growth, including expected results for 2016. Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, the finalization of the audit of the Company’s financial results for 2015 by the Company’s independent accountants and the subsequent finalization of the financial statements of the Company for the year ended December 31, 2015; ongoing headwinds in the US economy which could lead to overall softness in the markets we serve, difficulty in raising new capital to support our business and a slowdown in our ability to grow inorganically; trends in pharmaceutical and biotechnology companies’ outsourcing of manufacturing services and chemical research and development, including softness in these markets; the success of the sales of the products for which the company receives royalties; the risk that the company will not be able to replicate either in the short or long term the revenue stream that has been derived from the royalties payable under the Allegra® license agreements; the risk that clients may terminate or reduce demand under any strategic or multi-year deal; the company’s ability to enforce its intellectual property and technology rights; the company’s ability to obtain financing sufficient to meet its business needs; the company’s ability to successfully comply with heightened FDA scrutiny on aseptic fill/finish operations; the results of further FDA inspections; the company’s ability to effectively maintain compliance with applicable FDA and DEA regulations; the company’s ability to integrate past or future acquisitions, including the Aptuit West Lafayette and Glasgow operations, Gadea Groupo and Whitehouse Laboratories, and make such acquisitions accretive to the company’s business model, the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company’s strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the Securities and Exchange Commission on March 17, 2014, and the company's other SEC filings. Revenue, contract revenue, adjusted diluted EPS, adjusted contract margin, adjusted EBITDA and other financial guidance offered by senior management today with respect to 2016 represent a point-in-time estimate and are based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of contract gross profit, contract gross margin, income from operations, and net income and income per diluted share as adjusted to exclude certain impairment charges, restructuring charges, executive transition costs, non-cash debt interest and amortization charges, business acquisition costs, share-based compensation expense, non-recurring professional fees, ERP implementation costs, purchase accounting depreciation, amortization, and inventory adjustments, write-offs of deferred financing costs, insurance recoveries, non-recurring income tax adjustments, business interruption charges and related insurance recoveries, cumulative translation adjustment losses, and postretirement benefit plan settlement gains in the 2015 and 2014 periods. We have also presented non-GAAP measures of adjusted EBITDA, which in addition to the items excluded above, further excluded the impact of interest income and expense, depreciation and amortization expense, and income tax expense or benefit. Exclusion of these non-recurring items allows comparisons of operating results that are consistent over time. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income (loss) from operations, net income (loss) or income (loss) per diluted share, prepared in accordance with U.S. GAAP. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are set forth in Tables 1-3.

Contacts:

Investors: Patty Eisenhaur, 518-512-2936

Media: Gina Rothe, 518-512-2512

Albany Molecular Research, Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Year Ended
(Dollars in thousands, except for per share data)	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014

Contract revenue	$123,032	$80,712	$384,738	$250,705
Recurring royalties	3,380	5,888	17,618	25,866
Total revenue	126,412	86,600	402,356	276,571

Cost of contract revenue	92,516	66,131	295,527	209,193
Technology incentive award	-	344	554	1,621
Research and development	2,696	229	5,474	1,004
Selling, general and administrative	22,183	13,954	77,394	48,898
Postretirement benefit plan settlement gain	–	–	–	(1,285)
Restructuring charges	2,160	146	5,988	3,582
Impairment charges	615	2,885	3,770	7,835
Total operating expenses	120,170	83,689	388,707	270,848

Income from operations	6,242	2,911	13,649	5,723

Interest expense, net	(6,806)	(2,700)	(19,338)	(10,956)
Other income (expense), net	319	(238)	2,220	(235)

Loss before income taxes	(245)	(27)	(3,469)	(5,468)

Income tax (benefit) expense	(2,030)	1,834	(1,168)	(2,190)

Net income (loss)	$1,785	$(1,861)	$(2,301)	$(3,278)

Basic earnings (loss) per share	$0.05	$(0.06)	$(0.07)	$(0.10)

Diluted earnings (loss) per share	$0.05	$(0.06)	$(0.07)	$(0.10)

Table 1: Reconciliation of three months and year ended December 31, 2015 and 2014 reported contract gross profit (loss) and contract gross margin to adjusted contract gross profit (loss) and adjusted contract gross margin.

Non-GAAP Measures	Three Months Ended		Year Ended
(Dollars in thousands)	December 31,		December 31,
	2015	2014	2015	2014

Consolidated Contract Revenue, as reported	$123,032	$80,712	$384,738	$250,705
Consolidated Cost of Contract Revenue, as reported	$92,516	$66,131	$295,527	$209,193
Consolidated Contract Gross Profit, as reported	30,516	14,581	89,211	41,512

add: Share-based compensation expense	213	256	936	728
add: Purchase accounting inventory adjustments	5,026	-	8,107	-
add: Purchase accounting depreciation and amortization	615	331	2,661	694
add: Business interruption charges	-	3,328	-	6,445
add: Business acquisition costs	289	-	289	34
Consolidated Contract Gross Profit, as adjusted	$36,659	$18,496	$101,204	$49,413
Consolidated Contract Gross Margin, as reported	24.8%	18.1%	23.2%	16.6%
Consolidated Contract Gross Margin, as adjusted	29.8%	22.9%	26.3%	19.7%

DDS Segment Contract Revenue, as reported	$24,209	$19,389	$89,973	$74,612
DDS Segment Cost of Contract Revenue, as reported	17,572	15,010	66,508	60,101
DDS Segment Contract Gross Profit, as reported	6,637	4,379	23,465	14,511

add: Share-based compensation expense	146	158	595	532
add: Purchase accounting depreciation and amortization	310	-	1,023	-
DDS Segment Contract Gross Profit, as adjusted	$7,093	$4,537	$25,083	$15,043
DDS Segment Contract Gross Margin, as reported	27.4%	22.6%	26.1%	19.4%
DDS Segment Contract Gross Margin, as adjusted	29.3%	23.4%	27.9%	20.2%

API Segment Contract Revenue, as reported	$70,867	$46,556	$204,868	$146,474
API Segment Cost of Contract Revenue, as reported	54,243	34,672	154,670	114,171
API Segment Contract Gross Profit, as reported	16,624	11,884	50,198	32,303

add: Share-based compensation expense	41	36	230	112
add: Purchase accounting inventory adjustments	5,026	-	8,107	-
add: Purchase accounting depreciation and amortization	48	216	665	406
API Segment Contract Gross Profit, as adjusted	$21,739	$12,136	$59,200	$32,821
API Segment Contract Gross Margin, as reported	23.5%	25.5%	24.5%	22.1%
API Segment Contract Gross Margin, as adjusted	30.7%	26.1%	28.9%	22.4%

Drug Product Segment Contract Revenue, as reported	$27,956	$14,767	$89,897	$29,619
Drug Product Segment Cost of Contract Revenue, as reported	20,701	16,449	74,349	34,921
Drug Product Segment Contract Gross Profit (Loss), as reported	7,255	(1,682)	15,548	(5,302)

add: Share-based compensation expense	26	62	111	84
add: Purchase accounting depreciation and amortization	257	115	973	288
add: Business interruption charges	-	3,328	-	6,445
add: Business acquisition costs	289	-	289	34
Drug Product Segment Contract Gross Profit, as adjusted	$7,827	$1,823	$16,921	$1,549
Drug Product Segment Contract Margin, as reported	26.0%	-11.4%	17.3%	-17.9%
Drug Product Segment Contract Margin, as adjusted	28.0%	12.3%	18.8%	5.2%

Table 2: Reconciliation of three months and year ended December 31, 2015 and 2014 reported income from operations, net income (loss) and earnings (loss) per diluted share to adjusted income from operations, adjusted net income and adjusted earnings per share:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Income from operations, as reported	$6,242	$2,911	$13,649	$5,723
Impairment charges	615	2,885	3,770	7,835
Restructuring charges	2,160	146	5,988	3,582
Business interruption charges	-	3,511	-	6,628
Executive transition costs	7	-	1,412	626
Business acquisition costs	2,362	994	5,664	3,632
Purchase accounting inventory adjustments	5,026	-	8,107	-
Purchase accounting depreciation and amortization	2,337	913	7,094	1,941
Postretirement benefit plan settlement gain	-	-	-	(1,285)
ERP Implementation costs	660	144	1,425	144
Non-recurring professional fees	66	165	892	165
Share-based compensation expense	1,555	1,147	6,371	4,122
Income from operations, as adjusted	$21,030	$12,816	$54,372	$33,113

Net income (loss), as reported	$1,785	$(1,861)	$(2,301)	$(3,278)
Impairment charges	615	2,885	3,770	7,835
Restructuring charges	2,160	146	5,988	3,582
Business interruption charges	-	3,511	-	6,628
Executive transition costs	7	-	1,412	626
Business acquisition costs	2,362	994	5,664	3,632
Purchase accounting inventory adjustments	5,026	-	8,107
Purchase accounting depreciation and amortization	2,337	913	7,094	1,941
Postretirement benefit plan settlement gain	-	-	-	(1,285)
ERP Implementation costs	660	144	1,425	144
Non-recurring professional fees	66	165	892	165
Non-cash debt interest and amortization charges	2,712	1,723	8,932	6,742
Share-based compensation expense	1,555	1,147	6,371	4,122
Insurance recovery - business interruption	-	-	(600)	-
Write-off of deferred financing costs	-	-	-	439
Cumulative translation adjustment loss - Hungary	-	734	-	734
Tax effect for above items	(5,180)	(3,904)	(13,785)	(10,973)
Non-recurring income tax adjustments	-	2,739	-	24
Net income (loss), as adjusted	$14,105	$9,336	$32,969	$21,078

Earnings (loss) per share, as reported	$0.05	$(0.06)	$(0.07)	$(0.10)
Impairment charges	0.01	0.06	0.10	0.18
Restructuring charges	0.05	-	0.15	0.09
Business interruption charges	-	0.07	-	0.13
Executive transition costs	-	-	0.03	0.01
Business acquisition costs	0.05	0.02	0.11	0.08
Purchase accounting inventory adjustments	0.10	-	0.17	-
Purchase accounting depreciation and amortization	0.05	0.02	0.14	0.04
Postretirement benefit plan settlement gain	-	-	-	(0.03)
ERP Implementation costs	0.01	-	0.03	-
Non-recurring professional fees	-	-	0.02	-
Non-cash debt interest and amortization charges	0.05	0.03	0.17	0.13
Share-based compensation expense	0.03	0.03	0.12	0.09
Insurance recovery - business interruption	-	-	(0.01)	-
Write-off of deferred financing costs	-	-	-	0.01
Cumulative translation adjustment loss - Hungary	-	0.02	-	0.02
Non-recurring income tax adjustments	-	0.09	-	-
Earnings (loss) per diluted share, as adjusted	$0.40	$0.28	$0.96	$0.65

Table 3: Reconciliation of three months and year ended December 31, 2015 and 2014 reported income (loss) from operations to adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net loss, as reported	$1,785	$(1,861)	$(2,301)	$(3,278)
Income tax (benefit) expense	(2,030)	1,834	(1,168)	(2,190)
Interest expense, net	6,806	2,700	19,338	10,956
Depreciation and amortization	8,421	5,287	27,091	18,353
EBITDA	14,982	7,960	42,960	23,841
Impairment charges	615	2,885	3,770	7,835
Restructuring charges	1,382	146	5,210	3,582
Business interruption charges	-	3,511	-	6,628
Executive transition costs	7	-	1,412	626
Business acquisition costs	2,362	994	5,664	3,632
Purchase accounting inventory adjustments	5,026	-	8,107	-
Postretirement benefit plan settlement gain	-	-	-	(1,285)
ERP Implementation costs	660	144	1,425	144
Non-recurring professional fees	66	165	892	165
Share-based compensation expense	1,555	1,147	6,371	4,122
Cumulative translation adjustment loss - Hungary		734	-	734
Insurance recovery - business interruption	-	-	(600)	-
Adjusted EBITDA	$26,655	$17,686	$75,211	$50,024